UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2011

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 Long Drive, Houston, TX		77087
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2011 the Board of Directors of American Electric Technologies, Inc. (the “Company”) appointed Neal Dikeman a Director and a member of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

Neal Dikeman is a founding partner of Jane Capital Partners, a San Francisco-based, corporate advisory and merchant banking firm focused on clean technology and alternative energy investments.

Dikeman has cofounded and been instrumental in launching five cleantech and alternative energy industry leaders. Among them, Dikeman advised state-owned Meridian Energy Ltd on its entry into the solar sector, leading to the launch of its solar IPP business and the commissioning of the first utility scale photovoltaic solar electricity plant to connect to the California Independent System Operator’s (CAISO) transmission grid under California’s Renewable Portfolio Standards program. Dikeman and his firm also cofounded Zenergy Power plc (AIM:ZEN), a leader in high temperature superconductor technology and utility-scale grid protection devices.

Dikeman is currently a director of Smart Wire Grid, Inc. and Carbonflow. He is chairman of Greenhome LLC, the original online ecostore. He has served as alternative energy advisor to a number of multinational companies. Dikeman is also chief blogger and founder of CleanTechBlog.com, the premier website for commentary on clean technologies, carbon trading, alternative energy, smartgrid, and the green economy.

Prior to Jane Capital, Dikeman headed mergers and acquisitions at Globalgate, Inc., an ecommerce holding company and parent company of Yellowpages.com. He was also an associate at Doyle & Boissiere LLC, a private equity firm focused on manufacturing turnarounds.

Dikeman began his career with the energy group of Bankers Trust working on M&A and financing projects in the oil and gas and energy service sectors. He holds a B.A degree from Texas A&M University.

Mr. Dikeman’s compensation will be the standard non-employee director compensation which is described in the Company’s proxy statement for its 2011 Annual Meeting filed with the SEC on March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: August 9, 2011	By:	/s/ Charles M. Dauber
Charles M. Dauber President and Chief Executive Officer